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                                                                   EXHIBIT 10.22

                               EXCLUSIVE RAGNAROK
                       LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into on this 26th day of November, 2003, by and between GRAVITY CORPORATION, a corporation duly organised and existing under the laws of the Republic of Korea ("Korea") and having its offices at 3rd Fl. Shingu Bldg., 620-2, Shinsa-Dong, Kangnam-Ku, Seoul, 135-894, Korea ("Licensor"), and Burda Holding International GmbH, a corporation duly organised and existing under the laws of Germany and having its offices at Arabellastrasse 23, 81925 Munich, Germany ("Licensee").

                                    RECITALS:

WHEREAS, Licensor has developed and possesses all rights in computer programs of online game "Ragnarok" ("Game") as well as the know-how and technical information on the installation, design, service and use of the Game;

WHEREAS, Licensee desires to enter into an exclusive license agreement with Licensor pursuant to which Licensee will distribute and market the Game in the Territory specified below; and

WHEREAS, Licensor desires to grant such license to Licensee under the mutual terms and conditions herein-below specified.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

The terms defined in this Article shall have the meaning ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

1.1 "Agreement" shall mean this License and Distribution Agreement, and all annexes, amendments and supplements hereto.

1.2 "Confidential Information" shall mean all materials, know-how, software or other information including, but not limited to, proprietary information and materials regarding a Party's technology, products, business information or objectives, including the softwares for the Game and Technical Information under this Agreement, which is designated as confidential in writing by the providing Party or which is the type that is customarily considered to be confidential information by persons engaged in similar activities.

1.3 "End Users" shall mean the users of the Game through a network game service system established and operated by Licensee with individually assigned ID Numbers for each End User.

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1.4   "Game" shall have the meaning stipulated in the recitals above, including any modified or advanced version of the Game distributed by Licensor under the same title. Any subtitled version, series or sequel to the Game, which may be developed or distributed by Licensor using the Ragnarok brand ("Other Ragnarok Games") after the execution of this Agreement shall be excluded from the scope of this Agreement. With respect to Other Ragnarok Games, Licensor grants to Licensee a right of first negotiation for a license to service, use, promote, distribute and market the Other Ragnarok Games in the Territory. Such right of first negotiation shall include the right of Licensee to match any written offer received by Licensor from any third party. In case the parties cannot agree on a license agreement for Other Ragnarok Games, Licensor agrees not to launch a Commercial Service for Other Ragnarok Games in Territory before December 31st, 2005.

1.5 "ID Number" shall mean an identification number assigned to each End User, with which such End User can access and use the network game service system established and operated by Licensee.

1.6   "English Version" shall mean the Game provided in the English language.


1.7 "Intellectual Property" shall mean all patents, designs, utility models, copyrights, know-how, trade secrets, trademarks, service mark, trade dress and any other intellectual property rights in or related to the Game or Technical Information.

1.8 "Local Language" shall mean the official languages and/or local dialects used in the Territory.

1.9   "Local Version" shall mean the Game provided in the Local Language.

1.10 "Parties" and "Party" shall mean Licensor and Licensee, collectively and individually, respectively.

1.11 "Servers" shall mean the servers established, installed and operated by Licensee within the Territory only for the service of Game to End Users in the Territory.

1.12 "Service-Sales Amount" shall mean the total amount that has been calculated by the billing system and has been paid by End Users for the Game, including the amounts paid by way of prepaid card, to BHI' billing account in the Territory.

1.13 "Technical Information" shall mean the software, know-how, data, test result, layouts, artwork, processes, scripts, concepts and other technical information on or in relation to the Game and the installation, operation, maintenance, service and use thereof.

1.14  "Territory" shall mean all Germany, Switzerland, Austria, Italy, and
      Turkey.

1.15 "Remaining Europe" shall mean all countries in Europe excluding those listed in 1.14 ("Territory") including Russia.

1.16 "Gross Sales Amount" shall mean the Service-Sales Amount collected by end users payment, which are to be deposited to Licensor's final billing account in the

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      Territory, excluding any applicable VAT payable in the respective countries of the Territory.

1.17 "Setup Phase" shall mean the timeframe in which the Game is installed and working on the platform provided by the Licensee and shall not exceed ten
      (10) business days.

1.18 "iRO Player" shall mean an End User playing on the international Servers of Licensor and "iRO Players" shall mean multiple of iRO Player.

1.19 "User's Billing Data" shall mean all data stored about End Users in a database operated by Licensee excluding the ID Number.

                                   ARTICLE 2.
                                GRANT OF LICENSE

2.1.1 Licensor hereby grants to Licensee, subject to the terms and conditions contained in this Agreement, the exclusive, royalty-bearing and non-transferable license (the "License") to service, use, promote, distribute and market the Game to End Users and to use the Technical Information for such purpose within the Territory, and to grant a sublicense subject, however, to the prior written approval of Licensor. A transfer of the licenses to the affiliate company of the Hubert Burda Media Group shall not be considered a transfer within the meaning of Sentence 1.

2.1.2 Additionally after at latest six (6) months of Commercial Operation, Licensor and Licensee shall conclude negotiations to be held in good faith with the objective to mutually agree on Licensor granting Licensee an additional license with a total Initial Fee of 250,000 USS according to the terms established in 2.1.1 for Remaining Europe. During this term of six (6) months, Licensor and Licensee shall exert their best effort to evaluate and analyze future Commercial Service in Remaining Europe taking into account Licensors intention to have one single Licensee for all of Europe. However, during the six-month period and thereafter Licensor shall reserve the right to grant a license for certain countries or all of Remaining Europe to any other third party.

2.2 The service, use, promotion, distribution and marketing of the Game by Licensee under this Agreement shall be made in the English language or in the official languages of the countries within the territory using the English or a Local Version in the Territory to be determined by Licensee. Any service, use, promotion, distribution and marketing of the Game outside the Territory and any use of the Technical Information for any purpose other than performance under this Agreement are strictly prohibited.

2.3 Licensee shall provide services of the Game only by the IBM PC on-line method (excluding mobile access) using the Servers. However, in consideration of the current level of development of information technology in the Territory, which primarily operates on a narrow-band basis, Licensee shall be allowed to manufacture, distribute and sell the Game in a compact disk ("CD") format, and the imposition of such terms and conditions will serve to protect the rights of Licensor in and to the Intellectual Property and Technical Information.

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2.4   The Game shall be serviced, promoted, distributed and marketed under the titles, trademark, character names and other names of the Game ("Title") as originally created and used by Licensor, as listed in the schedule attached hereto as Annex "A" and made an integral part hereof, provided, however, that if a change in any of such Titles is required due to any special lingual or social circumstance of the Territory, the Parties shall decide and use new Title ("New Title") for the Game. All of the rights in or to the Title and New Title shall be exclusively owned by Licensor and Licensee shall not use any such Title or New Title in a manner that falls outside the scope of this Agreement without the prior written approval of Licensor.

2.5 All of the rights in or to the Game, except as granted under this Agreement, including but not limited to the rights to the character business of the Game, shall remain exclusively with Licensor. However, Licensor will grant to Licensee the right of first negotiation to produce and/or sell and distribute in the Territory merchandise relating to the Game, including, but not limited to, character dolls, reproductions of the characters, and such other merchandising accessories, only under a separate written merchandising agreement. Such right of first negotiation shall include the right of Licensee to match any written offer received by Licensor from any third party. Licensee shall have the right of first negotiation for to service all new game titles of Licensor from the date when such new game is available for distribution outside of Korea. Also included is the right of Licensee to match any offer received by Licensor for such new game from any party.

      Both in respect of Merchandising as well as in case of new game(s) Licensor shall notify Licensee within fourteen (14) days upon receipt of an offer from any party. The Licensee shall then have thirty (30) days to match an offer from another party by giving notice to Licensor.

2.6 In any event Licensor is granting any rights to a third party to transform the Game or its characters into a television format, a movie (including Video, DVD and other storage media), or a print product to be shown or distributed in the Territory or itself pursues such activity after beta-service and commercial launching of the Game in the Territory of this Agreement, Licensee shall be entitled to receive a certain percentage of the Net Profits from such activities in consideration for building the Ragnarok Brand in the Territory subject to a separate agreement between the Parties in the spirit of this sentence and Agreement.

2.7 Licensor agrees to transfer all iRO Players account according to Annex "B" from within the Territory currently registered with Licensor within a one-month period after the Licensee has commercially launched the Game in the Territory to Licensee. Licensor guarantees the technical transferability of the iRO Players' game status to Licensee's platform.

2.8   Other Restrictions

      (a) Copies - Licensee shall not copy Game or Technical information in whole or in part without prior authorization from the Licensor. Ownership in such copies shall vest in Licensor. All such copies shall be subject to the terms of this Agreement and shall bear an external human readable notice reading as follows:

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          "This Game contains authorized copies, which are the property of
          Gravity Corporation (Licensor's registered company Name) of copyrighted programs made under the terms of a license agreement between Gravity Corporation and Burda Holding International GmbH"(Licensee's registered Company).

      (b) No Representation or Warranties - Licensee shall not make any representations or warranties of any kind whatsoever to any third party with respect to the Game of Technical Information or any part thereof.

2.9. During the course of performance of this Agreement, Licensor may gain access to or knowledge of information or data that is proprietary to Licensee including but not limited to User's Billing Data. Licensee shall be and shall remain the sole and exclusive owner of any and all such information of data (such as all Licensee proprietary data, information and records, internal financial information) (hereinafter collectively referred to as "Licensee Data"). Licensor agrees not to use such knowledge of Licensees proprietary information for any purpose, not to store such knowledge and honour Licensees proprietary rights in each and every respect.

2.11. Notification of Unauthorised Use - If it comes to the knowledge of Licensee that any other person or company within the Territory is making unauthorised use of the Game or Technical Information or any part thereof or any confidential information supplied to Licensee by Licensor under this Agreement, it shall forthwith notify Licensor.

                                   ARTICLE 3
                                DELIVERY OF GAME

3.1 Subject to the terms and conditions of this Agreement, Licensor shall provide Licensee with its full assistance and cooperation, including preparation of the English Version and providing technical assistance, in order to enable a launch of the beta service and commercial service of the Game in the Territory including delivery of the Game and any related software, documentation and other means of enabling the operation of the game, excluding Operating Systems and Database Server Software.

3.2 Licensor and Licensee agree to launch the beta service of the Game in the Territory within sixty (60) days from the date of execution of this Agreement, and to launch the commercial service of the Game in the Territory within ninety (90) days from the date of launch of the beta service of the Game, provided, however, that all defects and bugs detected in the Game during the beta service are corrected or rectified by Licensor. The Parties agree to cooperate with each other and exert their best efforts to launch the services of the Game in accordance with the above schedule in this Section 3.2. The above target dates for launching the services of the Game may be changed only by mutual written agreement between the Parties.

3.3 Once Licensee receives the English Version and technical documents on the Game (collectively "Delivery Materials") from Licensor, Licensee shall perform its review and test promptly and inform Licensor of any defect in or modifications that have to be made to the Delivery Materials within sixty (60) days after receipt thereof if such defects or modifications can be detected within such period. Licensee's failure to so

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      inform within such period shall be regarded as full acceptance by Licensee of the Delivery Materials, and any revision or modification of any of the Delivery Materials, which may be made by Licensor thereafter upon the request by Licensee shall be at Licensee's sole expenses. Upon the written request of Licensee and Licensor's written approval thereon, Licensee shall provide the translated transcript of the Game into the Local
      Language and Licensor shall prepare Local Version by incorporating such translation into the Game. Licensee shall guarantee the accuracy of such translation in the Local Version and any and all rights in or related to Local Version shall be exclusively owned by Licensor. Licensee hereby assigns all of its right on the translation to Licensor and promises not to claim any right or reimbursement on the translation or Local Version in any cases. It is understood however that any defects in the game that appear after said sixty (60) day period shall continue to be rectified by Licensor without additional charges.

3.4 The Game shall be serviced in the Territory only in the manners permitted by Licensor under this Agreement. Licensee shall be strictly prohibited from any modification, amendment or revision of any part of the Game including the title of the Game and the name of the characters in the Game, without the prior written approval of Licensor. Minor changes due to technical necessities are not subject to prior approval of Licensor.

3.5 Licensee agrees to use N-Cash's Billing System ("Bill Crux") in order to bill any required payment as long as N-Cash provides conditions at arms length, and to enter into a separate agreement with N-Cash for this.

                                   ARTICLE 4
                              TECHNICAL ASSISTANCE

4.1 During the term of this Agreement, Licensor shall provide Licensee free of charge with the technical assistance, and technical support and maintenance needed and requested by Licensee to enable the latter to provide and maintain high-quality service for the Game, including, but not limited to software installation and set-up, maintenance support, patch updates in connection with the Game and the localization of the Game into the English Version, training Licensee's technical personnel in respect of the maintenance and operation of the Game provided that, any and all expenses actually incurred by any engineers dispatched by Licensor to perform the above technical assistance in this Section 4.1, including economy airfare, lodging, and a fixed amount of US-Dollar fifty (US-$ 50) for additional expenses/day shall be borne by Licensee. The Parties shall agree in writing on the budget for the aforesaid expenses prior to Licensor's incurring the same. During the Setup Phase, the above mentioned costs shall be covered by the Licensor.

4.2 Licensor shall, upon the request of Licensee, dispatch its engineers to Licensee for the installation of Servers and training of Licensee's personnel. The total period for such technical assistance excluding the travelling time shall not exceed ten (10) man days based on eight (8) hours of work per engineer per day, and any further assistance through dispatch of Licensor's engineers shall be determined by the mutual agreement of the Parties. All the expenses incurred by the engineers of Licensor for economy airfare, lodging and a fixed amount of US-Dollar fifty (US-$ 50) shall be borne by

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      Licensee provided that the same are within the budget as agreed upon by the Parties under Section 4.1.

4.3 During the term of this Agreement, Licensor shall receive Licensee's personnel in its office in Korea for training with respect to the installation and service of the Game and the installation, maintenance and operation of the Servers. The number of the trainees from Licensee shall not exceed three (3) persons at one time and the total period of training shall not exceed seven (7) man-days [based on eight (8) hours of training per trainee per day], unless otherwise agreed in writing by Licensor. All of the expenses for travel, lodging, food and other general living expenses incurred by such dispatched personnel of Licensee shall be borne by Licensee.

4.4 Any further assistance may be rendered by Licensor upon mutual agreement of the Parties. Provided however, any and all Technical support or training beyond the scope of this Article, including any further development or other services, shall be performed pursuant to "consulting services agreement" as in separate written agreement and invoiced on a time and material basis, at Licensor's then-current rates.

4.5 Each Party shall be fully responsible and fully indemnify the other Party for the behaviour of and activities performed by its employees and personnel during their stay at the other Party's facilities.

                                   ARTICLE 5
                                    PAYMENT

5.1 In consideration of the License and technical assistance granted under this Agreement, Licensee shall pay the following amounts to Licensor:

      (a) INITIAL PAYMENT

      Licensee shall pay to Licensor a sum of 150,000 United States Dollars (USD 150,000) ("Initial Payment") within ten (10) days after the date of signing the Agreement and before the commencement of commercial service of the Game ("Commercial Service Date"). Such payment as well as the following payments are conditional upon the Game functioning as expected to start and operate the Commercial Service including all technical parts, patches, and external or internal software (such as any external drivers, billing systems, administration tools required) provided by Licensor and provided that article 2.7 is fulfilled by the Licensor, additional payments shall be made according to the following list.

      [X] After one (1) month after Commercial Service Date an additional payment of 100,000 United States Dollars (USD 100,000).

      [X] After at latest six (6) months after Commercial Service Date and provided that Licensor will grant to Licensee a license according to article 2.1.2 for Remaining Europe an additional payment of 250,000 United States Dollars (USD 250,000).

      The Initial Payment, whether in part or in whole, shall not be refunded to or recouped by Licensee, except for cases where the Game does not function properly due to inherent defects or bugs therein including any external software and technology provided by the Licensor, which are not remedied by Licensor within eighty (80) days

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      from the date when the written report upon such defects or bugs been delivered to Licensor by Licensee or in cases where the Game cannot be launched in the Territory due to force majeure.

      (b)   ROYALTY AND REPORT

      In addition to the Initial Payment, Licensee shall pay to Licensor as continuing royalties thirty-three percent (33%) of the Gross Sales Amount ("Royalty"). The Royalty shall be paid on a monthly basis within twenty-five (25) days after the Royalty Report as provided for below has been received by Licensor. Payment shall be deemed made upon presentation of Licensee whether in fax or any other means the remittance confirmation or notice to Licensor. In any case, unless Licensor actually receives the remitted amount, the payment shall not be deemed to be paid. Licensee shall also provide Licensor with a report ("Royalty Report") on a monthly basis within twenty (20) days after the end of the applicable month. Each Royalty Report shall contain detailed information on the calculation of Service-Sales Amount for the applicable month and shall be accompanied by the accounting statement showing the calculation and aggregate amount of royalties. For the first month after the Commercial Service Date, Licensee shall be allowed to pay the Royalty due within sixty (60) days after the end of the applicable month.

5.2 Any and all payments under Clause 5.1 (a) of this Agreement by Licensee to Licensor shall be made in United States Dollar (USD) and by wire transfer to the account designated by Licensor or in such other method as may be mutually agreed between the Parties, Provided however, that in the event of any delay in payment by the Licensee, the most favorable exchange rate to Licensor during such delay period shall be applied. Royalty payments are to be made in Euro (EUR) and by wire transfer to the account designated by Licensor or in such other method only upon the Parties written agreement.

5.3 In the event any payment is delayed by Licensee under this Agreement, a default interest at a rate of 8% per annum ("Default Interest") shall apply for the amount under default. For the avoidance of doubt, Licensor's entitlement to such Default Interest pursuant to this Section 5.4 shall not affect any of the other rights of Licensor under this Agreement.

5.4 Licensee shall pay the Royalties in strict compliance with the due date set forth in Section 5.1(b) above.

5.5 Licensee agrees to setup a website in cooperation with Licensor for Licensor's use to access daily statistics showing the number of End Users and the amount of payments received.

5.6 In case Licensee is legally required to withhold tax for payments to the Licensor under this Agreement on behalf of Licensor, such payments shall be made without the withheld amount. Licensee shall promptly inform Licensor of such withholding tax and provide Licensor with a certification issued by the relevant tax authorities with respect to the withheld tax amount.

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                                    ARTICLE 6
                                 REPORT & AUDIT

6.1 Licensee shall provide Licensor with all the information on the development of its business in relation to the Game. Without limiting the generality of the foregoing, Licensee shall inform Licensor promptly in the event of its launch of the beta service or the commercial service of the Game.

6.2 Licensee shall provide Licensor with a monthly report (the "Monthly Report") within twenty (20) days after the end of the applicable month in writing on its business activities in relation to the Game, including, but not limited to, the number of End-Users, the fees charged by Licensee, the total Service-Sales Amounts for the pertinent month, advertising activities and the expenses therefore, complaints received from End Users and market trends in the Territory.

6.3 Licensee shall keep all of its records, contractual and accounting documents and company documents in relation to its business and activities under this Agreement in its offices, during the term of this Agreement and for two (2) years after the expiration or termination of this Agreement.

6.4 During the term of this Agreement and two (2) years after the expiration or termination thereof, Licensor may by itself or through an accountant designated by Licensor investigate and audit the accounting documents of Licensee with respect to its Game business. For this purpose, Licensor may request Licensee to produce the relevant documents, and may visit Licensee's office and make copies of Licensee's documents. Licensee shall provide all assistance and co-operation required by Licensor for such investigation and audit. All expenses incurred for such investigation and audit shall be borne by Licensor unless such investigation and audit reveals underpayment by greater than ten percent (10%) of the annual Royalty amount, in which case Licensee shall bear all expenses for such investigation and audit and shall also promptly pay to Licensor the unpaid amount together with a per annum default interest thereon equivalent to eight (8%) percent thereof.

                                    ARTICLE 7
                             ADVERTISING & PROMOTION

7.1 Licensee shall exert its best efforts to advertise, promote and perform marketing activities for the Game in the Territory.

7.2 For the marketing of the Game in the Territory, Licensee agrees to use its best efforts to take advantage of all relevant media channels within the Hubert Burda Media Group. In view of the exclusive right and license granted to Licensee hereunder, Licensee shall make utmost efforts to promote the use of the licensed Game and enhance the sales growth thereof in the Territory pursuant to the terms and conditions of this Agreement. Licensee shall be responsible for establishing and pursuing a

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      marketing plan and any costs incurred in connection therewith, including sales expenditure, shall be borne by Licensee. In addition to that Licensee shall pay up to 2 Euro per paying user per month to partners providing it with new users, Licensee shall provide Licensor with detailed information on Licensee's advertising activities every month in the Monthly Reports as stipulated in Section 6.2.

7.3 Licensor will provide Licensee with samples of the marketing and promotional materials for the Game that have been or will be produced and used by Licensor during the term of this Agreement. Licensee shall pattern all its advertising, marketing and promotional materials for the Game in the Territory after the samples furnished to Licensee by Licensor, and Licensee shall provide Licensor with samples of the advertising, marketing and promotional materials for the Game produced by Licensee no later than seven (7) days after launching them. Within seven (7) days from receipt by Licensor of samples of Licensee's advertising, marketing and promotional materials, Licensor shall notify Licensee in writing of Licensor's approval or disapproval thereof, or of any changes that Licensor may require Licensee to make thereto. Licensor's failure to respond within the said period of seven (7) days after receipt of such samples of advertising material shall be deemed as approval of such advertising materials.

7.4 The copyright in the marketing and advertising materials produced or used by Licensee on the Game ("Advertising Materials") shall remain exclusively with Licensor, and Licensee shall not use the Advertising Materials for any purpose other than the promotion, marketing and advertising of the Game permitted under this Agreement.

7.5 Licensee may provide End Users with such number of free points and free accounts as may be reasonably necessary, in Licensee's opinion, for the purposes of the promotion, operation and advertisement of the Game. The detailed information on the free points and accounts provided by Licensee to End Users shall be provided to Licensor on a monthly basis in the Monthly Report as stipulated in Section 6.2.

                                    ARTICLE 8
                         OTHER OBLIGATIONS OF LICENSEE

8.1 Licensee shall exert its best efforts to supply, distribute and sell the Game in the Territory.

8.2 Licensee shall be solely responsible for service, use, promotion, distribution and marketing of the Game in the Territory, and Licensor shall not be responsible for or obligated to provide any of such activities unless stipulated otherwise in this Agreement.

8.3 Licensee shall provide full and comprehensive technical support to End Users to assist them in their use of the Game, including but not limited to Licensee's maintaining 24-hour technical contact window, on-line customer services, sufficient outbound bandwidth and circuits for operating business under this Agreement, and game servers required for on-line game operation.

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8.4   Licensee shall provide its best efforts to protect the Intellectual
      Property rights of Licensor in the Territory and shall assist Licensor to procure appropriate legal and administrative measures against any and all activities by third parties infringing the Game or any of the Intellectual Property rights of Licensor on or in relation to the Game, including without limitation to, manufacture or sales of counterfeiting CDs, manuals, workbooks or other products.

8.5 Licensee shall abide by all laws and regulations of the Territory in its service, use, promotion, distribution and marketing of the Game in the Territory.

8.6 Licensee shall provide a prior written notice to Licensor in the event Licensee intends to materially change its marketing strategies, including budget, advertising, marketing, promotional materials, product packaging and price policies relating to the Game, and other important policies.

8.7 Licensee shall indemnify and hold harmless Licensor and its officers and employees from any kind of losses, costs, expenses or liabilities, including reasonable attorneys' fees resulting from any claim by a third party on or in relation to Licensee's service, use, promotion, distribution and marketing of the Game in the Territory.

8.8 Upon prior arrangement of the Parties, Licensee shall provide Licensor with suitable office space and office supplies in Licensee's office for the auditing activities of Licensor. Access to such office space shall be limited only to persons designated by Licensor. All expenses incurred by Licensor's employees dispatched to Licensee's offices for transportation, postage, telecommunications, lodging, food and other general living expenses, and the salaries for such employees during their stay at such offices shall be borne and paid by Licensor.

                                    ARTICLE 9
                TECHNICAL INFORMATION AND INTELLECTUAL PROPERTY

9.1 Technical Information and Intellectual Property shall be exclusively owned by Licensor, and this Agreement shall not grant Licensee or permit Licensee to exercise any right or license in or to the Technical Information and Intellectual Property except for the License granted under this Agreement. Licensee shall not obtain or try to obtain any registered industrial property or copyright in or over any of the Technical Information and Intellectual Property of Licensor regardless of the territory and exploitation area.

9.2. Licensor shall indemnify, defend and hold harmless Licensee from and against all damages, costs) and other liabilities (collectively, "Damages") directly arising out of any third-party claim or suit {hereinafter referred to as the "Claim") alleging that the Game or the Technical Information infringes such third party's duly-registered patent, copyright, or trademark, provided that Licensee (i) promptly notifies Licensor of any such Claim, (ii) permit Licensor to control the defense or settlement of such Claim, and (iii) provides Licensor with all reasonable assistance necessary for the defense or settlement of such Claim.

9.3. Licensor shall have no liability to indemnify, defend and hold harmless Licensee to the extent alleged infringement is based on:

      (a) modification of the Game or Technical Information by anyone other than Licensor; or

      (b) use of a previous version of the Game, where infringement could have been avoided by using the latest version; or

      (c) use of the Game or Technical Information other than in accordance with the terms and conditions of this Agreement

This Section 9 sets forth the sole and exclusive liability of Licensor, with regard to any Claim of infringement with respect to the Game or Technical Information.

9.4. Trademark - Licensee shall use the trademarks designated by Licensor in advance with respect to the Game, which it may distribute and/or sell under the terms and conditions of this Agreement. Licensee shall not use any other-trademark nor shall it change modify or supplement such trademarks in any manner with respect to the manufacture and sale of the Game without written approval of Licensor.

9.5. Licensor further guarantees and warrants to Licensee that the Game and the corresponding Technical Information and accompanying Intellectual Property:

      a) do not violate any Intellectual Property rights of any third party or any rights of publicity or privacy in Korea;

      b) do not violate any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, anti-discrimination or false advertising) of Korea or any other country; and

      c)    do not contain any obscene, child pornographic or indecent contents.

9.6. Licensor agrees to indemnify and hold harmless Licensee from any kind of losses, costs, expenses or liabilities, including reasonable attorneys' fees and costs of settlement, resulting from the breach by Licensor of its express warranties given herein provided that Licensee (a) promptly notifies Licensor of such claim; (b) allows Licensor to control the defense of such claim and/or any related settlement negotiations; and (c) provides any reasonable assistance requested by Licensor in connection with such claim.

9.7. It is understood that by the grant of the License to Licensee, Licensor undertakes to accord to Licensee all rights and privileges normally accorded and granted by Licensor to all other entities to which a similar license for the Game has or will be granted by Licensor. Licensor warrants there is no outstanding contract, commitment or agreement to which it is a party, or legal impediment, prohibition or restriction of any kind known to Licensor, which conflicts with this Agreement or might limit, restrict or impair the rights granted to Licensee hereunder.

                                   ARTICLE 10
                             LIMITATION OF LIABILITY

10.1 Except as may be otherwise provided for herein, Licensor makes no warranties, express or implied, concerning the Game including but not limited to its merchantability or salability in the Territory.

10.2 In no event will either party be liable to the other for any indirect, consequential, incidental, punitive or special damages, whether based on breach of contract, tort (including negligence) or otherwise, and whether or not such party has been advised of the possibility of such damage.

10.3 The aggregate liability of either Party under or relating to this Agreement whether in contract, tort (including without limitation negligence) or otherwise, shall be limited to an amount equal to the total amount of the payments made by Licensee during the preceding period of six
      (6) months.

10.4. Notwithstanding the provisions of Article 9, Licensor shall have no obligation or liability with regard to any error, that it caused, in whole or in part, by (a) modifications to the Game or Technical Information made by Licensee or any third party; or (b) use of the Game or Technical Information other than as described in the documentation provided or as instructed by Licensor; or (c) due to by use of hardware, software, or other products not provided by Licensor; or (d) negligence, misuse, or improper use of Game or Technical Information by Licensee or any third Party.

10.5. Each Party warrants that (i) it has the full corporate right, power, and authority to enter into this Agreement; and (ii) the execution of this Agreement and performance of its duties and obligations hereunder do not and will not violate any agreement to which it is a party or by which it is otherwise bound; and (iii) when executed and delivered by it, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

10.6. THE RESPECTIVE WARRANTIES OF LICENSOR AND LICENSEE AS SET FORTH IN THIS
      ARTICLE 10 ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY THE PARTIES.
      GAME AND TECHNICAL INFORMATION SHALL BE PROVIDED ON AN "AS-IS" BASIS. LICENSOR EXPRESSLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, TITLE, AND DATA ACCURACY. IF THIS EXCLUSION IS HELD UNENFORCEABLE, THEN ALL EXPRESS AND IMPLIED WARRANTIES SHALL BE LIMITED IN DURATION TO A PERIOD OF THIRTY (30) DAYS AFTER THE EFFECTIVE DATE, AND NO WARRANTIES SHALL APPLY AFTER SUCH PERIOD.

                                   ARTICLE 11
                                 CONFIDENTIALITY

11.1 All Confidential Information disclosed by either Party under this Agreement shall be maintained in confidence by the receiving Party and shall not be used for any purpose other than explicitly granted under this Agreement. Each Party agrees that it shall provide Confidential Information received from the other Party only to its employees, consultants and advisors who need to know for the performance of this Agreement. The receiving Party shall be responsible for any breach of this Article by its employees, consultants and advisors.

11.2 In the event that any Confidential Information, including but not limited to the source codes of the Game, Technical Information and financial information, is disclosed or divulged to any third party who is not authorized to have access to or obtain such Confidential Information under this Agreement, the Parties shall cooperate with each other and exert their best efforts to protect or restore such Confidential Information from such unauthorized disclosure or divulgement. If such disclosure or divulgement of the Confidential Information was made by the receiving Party shall be responsible for all of the damages incurred by the disclosing Party, including but not limited to any attorneys' fees incurred by the disclosing Party in order to protect its rights under this
      Article 11.

11.3 The confidential obligation shall not apply, in the event that it can be shown by competent documents that the Confidential Information;

      (a) becomes published or generally known to the public before or after the execution of this Agreement without any breach of this Agreement by any Party;

      (b) was known by the receiving Party prior to the date of disclosure to the receiving Party;

      (c) Either before or after the date of disclosure is lawfully disclosed to the receiving Party by a third party who is not under any confidentiality obligation to the disclosing Party for such information;

      (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

      (e) is required to be disclosed by the receiving Party in accordance with the applicable laws and orders from the government or court; provided that, in this case, the receiving Party shall provide prior written notice of such disclosure to the providing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

11.4. Licensee agree that the Game and Technical Information contain information which is proprietary to, and the express trade secrets of Licensor and agrees to treat as confidential and not to disclose, provide or otherwise make available to any third party, except as required to market, install and support the Game effectively, any information received from Licensor concerning the Game and Technical Information.

                                   ARTICLE 12
                                      TERM

12.1 This Agreement shall become effective on the execution date of this Agreement and shall remain in effect for a period of two (2) years counted from the Commercial Service Date, unless sooner terminated in accordance herewith.

12.2 Licensee shall have an option to renew the term of this Agreement for an additional term of one (1) year ("Renewed Term") under the same terms and conditions hereof. At the expiration of the Renewed Term, Licensee shall also have the further option to extend the term of this Agreement on an on-going, yearly basis for an additional term of one (1) year (the "Extended Term") under the same terms and conditions provided for herein. Licensee shall exercise the aforesaid options to renew at least three (3) months prior to the expiration of the original term of this Agreement or the Renewed Term, as the case may be.

                                   ARTICLE 13
                                   TERMINATION

13.1  This Agreement may be terminated upon the mutual agreement of the Parties.

13.2  Each Party shall have the right to immediately terminate this Agreement:

      (a) upon written notice to the other Party in the event of the other Party's material breach of this Agreement and such breach shall continue for a period of thirty (30) days after the breaching Party's receipt of written notice setting forth the nature of the breach or its failure to perform and the manner in which it may be remedied; The party that allegedly has committed such material breach of this agreement has the right to bring a claim before a panel of arbitrators as provided for in Clause 15.9 of this Agreement to determine whether such material breach indeed has occurred. Only upon the decision of such panel the termination shall become effective.

      (b) if the other Party or its creditors or any other eligible party files for its liquidation, bankruptcy, reorganization, composition or dissolution, or if the other Party is unable to pay any kind of debts as they become due, or the creditors of the other Party have taken over its management; or

      (c)   in accordance with Section 13.3 below.

      Notwithstanding sentences (a) to (c), Licensee shall be entitled to terminate the Agreement in case the number of paying End Users does not reach thirty-thousand (30,000) in a month within six (6) months after Commercial Service Date.

13.3 Notwithstanding Section 13.2 above, Licensor may immediately terminate this Agreement upon a written notice to Licensee;

      (a) if the Royalty for any given month as set forth in Section 5.1(b) above is not paid by Licensee within thirty (30) days after receiving a written notice from Licensor for late payment;

      (b) in the event of a willful, gross understatement by Licensee of the Royalty payments Licensor, as defined in Section 6.4 above;

      (c) if the beta service of the Game is not launched in the Territory within the period set forth in Section 3.2 plus an additional grace period of 30 days, unless such failure has been caused by Licensor or is due to force majeure event as set forth in Article 14;

      (d) if the commercial service of the Game is not launched in the Territory within the period set forth in Section 3.2 plus an additional grace period of 30 days, unless such failure has been caused by Licensor or is due to force majeure event as set forth in
            Article 14; or

      (e) if the service of the Game in the Territory is stopped, suspended, discontinued or disrupted for more than thirty (30) consecutive days during the term of this Agreement due to causes attributable to Licensee.;

13.4 Upon the effective date of such termination, all rights granted to Licensee hereunder shall immediately cease and shall revert to Licensor, and Licensee shall at the latest 1 month after the effective date of termination cease servicing of the Game and return to Licensor any and all software, technical documents and other materials or information provided by Licensor to Licensee under this Agreement, and shall destroy any and all copies of such software, technical documents, materials or information. Furthermore, Licensee shall provide and deliver to Licensor any and all such information and documents related to the Game, including but not limited to database related to the Game and information and/or data source about the Game users excluding User's Billing Data and all other material allowing Licensor to identify Game users, as may be requested by Licensee.

13.5 No termination of this Agreement shall affect the Parties' rights or obligations that were incurred prior to the termination. The expiration or termination of this Agreement shall not affect the effectiveness of Articles 6, 9, 10, 11, and 13.4, which shall survive the expiration or termination of this Agreement.

                                   ARTICLE 14
                                  FORCE MAJEURE

14.1 Notwithstanding anything in this Agreement to the contrary, no default, delay or failure to perform on the part of either Party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to causes occurring without the fault of or beyond the reasonable control of the Party charged with such default, delay or failure, including, without limitation, causes such as strikes, lockouts or other labour disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, electrical power supply outage, a failure or breakdown in the services of internet service providers, epidemics, war, embargoes, severe weather, fire, earthquake and other natural calamities or, acts of God or the public enemy.

14.2  If the default, delay or failure to perform as set forth above in Section
      14.1 exceeds sixty (60) days from the initial occurrence, a Party who is not affected by such force majeure event shall have the right to terminate this Agreement with a written notice to the other Party.

                                   ARTICLE 15
                               GENERAL PROVISIONS

15.1 Licensee may not assign, delegate or otherwise transfer in any manner any of its rights, obligations and responsibilities under this Agreement, without prior written consent of Licensor except as stipulated in Clause 2.1.1.

15.2 It is understood and agreed by the Parties that this Agreement does not create a fiduciary relationship between them, that Licensee shall be an independent contractor, and that nothing in this Agreement is intended to constitute either Party an agent, legal representative, subsidiary, joint venture, employee or servant of the other for any purpose whatsoever.

15.3 If any kind of notices, consents, approvals, or waivers are to be given hereunder, such notices, consents, approvals or waivers shall be in writing, shall be properly addressed to the Party to whom such notice, consent, approval or waiver is directed, and shall be either hand delivered to such Party or sent by certified mail, return receipt requested, or sent by FedEx, DHL or comparable international courier service, or by telephone, facsimile or electronic mail (in either case with written confirmation in any of the other accepted forms of notice) to the following addresses or such addresses as may be furnished by the respective Parties from time to time:

              IF TO LICENSOR:

              Attention: Andrew Moohak Sohn, Gravity Overseas Support
              3rd Fl. Shingu Bldg., 620-2, Shinsa-Dong, Kangnam-Ku, Seoul, 135-894, Korea
              Fax: +82-2-3442-5259

              IF TO LICENSEE:

              Attention: Imdat Solak, Director New Media International
                         Burda Holding International GmbH Arabellastr. 23, 81925 Munich, Germany
              Fax: +49 89 9250 3941

15.4 No course of dealing or delay by a Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy except as expressly manifested in writing by the Party waiving such right, power or remedy, nor shall the waiver by a Party of any breach by the other Party of any covenant, agreement or provision contained in this Agreement be construed as a waiver of the covenant, agreement or provision itself or any subsequent breach by the other Party of that or any other covenant, agreement or provision contained in this Agreement.

15.5 This Agreement, including all exhibits, addenda and schedules referenced herein and attached hereto, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties in connection with the subject matter hereof.

15.6 This Agreement shall be written in English and all disputes on the meaning of this Agreement shall be resolved in accordance with English version of this Agreement. All documents in respect of the contractual relationship between the parties shall be in the English language.

15.7 This Agreement may be amended only upon the execution of a written agreement between Licensor and Licensee that makes specific reference to this Agreement.

15.8 This Agreement shall be governed by and construed in accordance with the laws of Korea.

15.9 Any controversy or claim arising out of or in relation to this Agreement shall be finally settled by arbitration in Seoul, Korea. The arbitration shall be conducted before three arbitrators in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect. The Parties shall be bound by the award rendered by the arbitrators and judgement thereon may be entered in any court of competent jurisdiction. Any award rendered by the arbitrators shall be final, and the Parties shall not have any right of appeal.

15.10 If any section, subsection or other provision of this Agreement or the application of such section, subsection or provision, is held invalid, then the remainder of the Agreement, and the application of such section, subsection or provision to persons or circumstances other than those with respect to which it is held invalid shall not be affected thereby.

IN WITNESS WHEREOF, the Parties have caused and executed this Agreement on the date first above-written in duplicate originals by their duly authorized representatives as of the day and year first above written.

FOR AND ON BEHALF OF                            FOR AND ON BEHALF OF
GRAVITY CORPORATION,                            Burda Holding International GmbH

By: /s/ Jung-Ryool Kim                          By:
    ------------------                          Name:
Name: Jung-Ryool Kim                            Title: Managing Director
Title: Chairman                                 Date: 26, November 2003
Date:                                           Witness:
Witness:

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